Exhibit 10.53

PERQUISITES

Estate and Financial Planning Program – up to $20,000 per year for Chairman and CEO, up to $10,000 for others with rank of elected VP and above.*

Company car – Chairman and CEO of Edison International

Car service – CEO and CFO of EMG (shared car to Irvine), CFO of EIX and SVP of Generation of SCE. This arrangement was made when these officers were asked to take on new assignments in 2005, as it was less expensive for the company than relocation. The cars are equipped to enable the officers to work during the commute, which they typically do. Tax gross-up is provided for this perquisite, as it is provided pursuant to a business purpose.

Car allowance – $1,000 per month for officers of Edison International and Southern California Edison Company with rank of elected VP and above except for the Chairman and CEO.* Eligible officers are expected to have a suitable business car that is well maintained.

Executive Health Enhancement Program – executive physical at UC Irvine or USC or reimbursement of up to $1,500 per year for screening or preventive services not covered by health plan, for officers with rank of elected VP and above.*

Club memberships are not a formal perquisite for officers, but are subject to management approval based on business considerations.

* Elected VPs of EMG are eligible for perquisites provided to those with the rank of elected VP and above effective January 1, 2006 (and were not eligible for those benefits in 2005).